June
15, 2016






GMO Core Plus Bond Fund
GMO Currency Hedged International Bond Fund
GMO Global Bond Fund

	Re:  Notice of Liquidation of GMO World
Opportunity Overlay Fund

Dear Shareholders:

      As required by Article VIII, Section 4 of the
GMO Trust Amended and Restated Declaration of
Trust, this letter serves as notice to the shareholders of GMO World Opportunity Overlay Fund (the
"Fund") that the Board of Trustees of GMO Trust approved the liquidation of Fund on June 9, 2016.
The Fund will liquidate effective June 16, 2016.

      If you have any questions regarding this statement please call GMO me at (617) 880-8916.


	Sincerely,


						/s/
Douglas Charton

	Douglas Charton
						GMO
Trust, Vice President and Clerk



IBF - 60 Day Notice - 09.30.2015.docx	-2-